UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 13, 2011
LEGACY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-51525	20-3135053

(State or Other Jurisdiction	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

99 North Street, Pittsfield, Massachusetts		01201

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (413) 443-4421
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On July 13, 2011, Berkshire Hills Bancorp, Inc. (“Berkshire”) and Legacy Banks, the banking subsidiary of Legacy Bancorp, Inc. (“Legacy”), entered into a Purchase and Assumption Agreement to sell approximately $158 million of deposits, $45.0 million in loans and four Massachusetts bank branches in Berkshire County to NBT Bank, NA (“NBT Bank”), a subsidiary of NBT Bancorp Inc., for a deposit premium of 6.0% with assets transferred at net book value (the “Branch Sale”). NBT Bank expects to offer employment to all branch employees. On December 21, 2010, Legacy and Berkshire Hills entered into an Agreement and Plan of Merger, pursuant to which Legacy will merge with and into Berkshire, with Berkshire as the surviving corporation (the “Merger”). The Merger is expected to be completed on or about July 21, 2011, pending final regulatory approval. The Branch Sale by Legacy Banks was a result of a plan proposed by Berkshire to deal with certain anticompetitive issues. The United States Department of Justice has granted its approval of the Branch Sale. As part of the Merger consideration, Legacy stockholders are expected to receive approximately $0.15 per share from the Branch Sale. The Branch Sale, which is expected to close on or about October 31, 2011, has received approvals from the Boards of Directors of Legacy Banks, Berkshire, Berkshire Bank and NBT Bank. The acquisition by NBT Bank remains subject to regulatory approval and other customary closing conditions.
     The foregoing description of the Purchase and Assumption Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase and Assumption Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K, and is incorporated into this report by reference. A press release announcing the entry into the Purchase and Assumption Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits
(a)	Financial statements of businesses acquired. Not Applicable.

(b)	Pro forma financial information. Not Applicable.

(c)	Shell company transactions: Not Applicable.

(d)	Exhibits: 2.1 Purchase and Assumption Agreement dated as of July 13, 2011, by and among Legacy Banks, NBT Bank, NA and Berkshire Hills Bancorp, Inc., solely with respect to Section 7.10
99.1	Press Release dated July 13, 2011

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Legacy Bancorp, Inc.

DATE: July 13, 2011	By:	/s/ J. Williar Dunlaevy
J. Williar Dunlaevy
Chairman and Chief Executive Officer